Exhibit 10.3

NOVELL, INC.

DEFERRED COMPENSATION PLAN

Original effective Date: November 1, 1994

Amended and Restated effective November 1, 1999 and January 1, 2003

Amended and Restated effective January 1, 2005 for IRC §409A

TABLE OF CONTENTS

ARTICLE AND TITLE		PAGE NO.
ARTICLE I		-1-
INTRODUCTION		-1-
1.1	Establishment of Plan	-1-
1.2	Purpose of Plan	-1-
1.3	Restatement of Plan	-1-
1.4	Transition Rule for Benefits Subject to Code §409A	-1-
ARTICLE II		-2-
DEFINITIONS		-2-
2.1	Base Salary	-2-
2.2	Beneficiary	-2-
2.3	Board	-2-
2.4	Bonus	-2-
2.5	Change in Control Event	-2-
2.6	Code	-4-
2.7	Commissions	-4-
2.8	Committee	-4-
2.9	Company	-4-
2.10	Compensation	-4-
2.11	Deferral Account	-5-
2.12	Deferred Compensation Agreement	-5-
2.13	Disability	-5-
2.14	Effective Date	-5-
2.15	Employee	-5-
2.16	Eligible Employee	-5-
2.17	ERISA	-6-
2.18	Hardship	-6-
2.19	Insolvent	-6-
2.20	Investment Fund	-6-
2.21	Novell 401(k) Plan	-6-
2.22	Participant	-6-
2.23	Plan	-7-
2.24	Plan Year	-7-
2.25	Post-409A Amount	-7-
2.26	Pre-409A Amount	-7-
2.27	Retirement Age	-7-
2.28	Specified Employee	-7-
2.29	Specified Employee Compensation	-8-
2.30	Specified Employee Effective Date	-8-
2.31	Specified Employee Identification Date	-8-
2.32	Year of Vesting Service	-8-

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ARTICLE III		-8-
PARTICIPATION		-8-
3.1	Eligibility	-8-
3.2	Participation	-9-
3.3	Election Procedure	-10-
3.4	Deferred Compensation Agreement	-10-
3.5	Irrevocable Elections	-12-
3.6	Community and Marital Property	-12-
ARTICLE IV		-13-
COMPANY CONTRIBUTIONS		-13-
4.1	Matching Contributions	-13-
4.2	Vesting	-13-
ARTICLE V		-13-
PARTICIPANT ACCOUNT BALANCES		-13-
5.1	Establishment of Accounts	-13-
5.2	Bookkeeping	-13-
5.3	Crediting Deferred Compensation	-13-
5.4	Crediting Matching Contributions	-14-
5.5	Establishment of Investment Funds	-14-
5.6	Crediting Investment Results	-14-
5.7	Notification to Participants	-14-
ARTICLE VI		-14-
DISTRIBUTION OF ACCOUNTS		-14-
6.1	Distribution in the Event of Hardship	-14-
6.2	Distribution Upon Separation on or after Retirement Age	-17-
6.3	Distribution Upon Separation Prior to Death	-18-
6.4	Distribution Upon Death	-19-
6.5	Distribution Upon a Change in Control Event	-19-
6.6	Cash Payments Only	-19-
6.7	Disability	-19-
6.8	Separation From Employment	-19-
6.9	Delay in Distribution for Specified Employees	-20-
6.10	Change in Time or Form of Distribution	-21-
6.11	Temporary Rule to Change or Revise Existing Distribution Elections	-21-
ARTICLE VII		-22-
PLAN ADMINISTRATION		-22-
7.1	Plan Administrator	-22-
7.2	Amendment or Termination	-22-
7.3	Administration of the Plan	-22-
7.4	Indemnification	-22-
7.5	Claims Procedure	-23-
7.6	Claims Review Procedure	-23-
7.7	Limitations of Actions on Claims	-23-

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ARTICLE VIII		-24-
MISCELLANEOUS		-24-
8.1	Funding	-24-
8.2	Non-alienation	-24-
8.3	Limitation of Rights	-24-
8.4	Governing Law	-24-

iii

NOVELL, INC.

DEFERRED COMPENSATION PLAN

(Amended and Restated for IRC §409A effective January 1, 2005)

ARTICLE 1

INTRODUCTION

1.1 Establishment of Plan. Novell, Inc. established the Novell, Inc. Deferred Compensation Plan (“Prior Plan”) effective as of November 1, 1994. This document is a continuation of the Prior Plan.

1.2 Purpose of Plan. Novell, Inc. established this Plan to provide select employees with the opportunity to defer the receipt of compensation and a vehicle through which to do so. Novell, Inc. intends to maintain the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

1.3 Restatement of Plan. This document is a restatement in full of the Prior Plan, effective January 1, 2005. It incorporates all amendments to the Prior Plan that have been adopted by the Company. Those amendments include:

First Amendment, adopted October 13, 2000, to be effective November 1, 2000;

Second Amendment, adopted March 31, 2001, to be effective November 1, 2000;

Third Amendment, adopted November 1, 2001, to be effective January 1, 2002; and

Fourth Amendment, adopted November 20, 2002, to be effective January 1, 2003.

To the extent the First through Fourth Amendments provide for effective dates after November 1, 1994, this document shall refer to the respective amendments for the specific dates.

1.4 Transition Rule for Benefits Subject to Code §409A. This document includes additional provisions which are intended to satisfy the requirements of Code §409A and the final regulations issued thereunder. Those provisions are identified throughout this document and shall be effective as of the Effective Date of this restated Plan, unless another date is specifically referenced. Pre-409A Amounts in a Participant’s Deferral Account shall be subject only to the terms of the Plan as they existed before the Effective Date. Only Post-409A Amounts in the Participant’s Deferral Account shall be subject to the provisions of this Plan which become effective on the Effective Date.

ARTICLE 2

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Base Salary means the total amount of annual remuneration paid to an employee on a periodic basis throughout the Plan Year as basic pay, calculated prior to any bonus or commission payment or any other supplemental payment or fringe benefit, regardless of the nature or basis for payment.

2.2 Beneficiary means the individual(s) or entity designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation may be signed by the Participant and delivered to the Committee on a form specified by the Committee for that purpose or may be completed electronically and submitted by the Participant to the Plan in conformance with procedures established by the Plan. In the absence of a valid or effective Beneficiary designation, the Beneficiary designated by the Participant in the beneficiary designation form which has been submitted to the Novell 401(k) Plan shall govern. In the absence of a valid or effective beneficiary designation form for the Novell 401(k) Plan, the beneficiary shall be (in the following order): the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s children, by representation, and if there are no surviving children or issue thereof, the Participant’s estate.

2.3 Board means the Board of Directors of the Company.

2.4 Bonus means the quarterly bonus amounts (effective January 1, 2003, regularly-scheduled bonuses) payable to a Participant with respect to a Plan Year in accordance with the applicable, written bonus program sponsored by the Company. Bonus also includes any performance based compensation (as that term is defined in I.R. Reg. §1.409A-1(e)) paid or payable to the Participant for the Plan Year, except to the extent the performance based compensation could be deemed to include equity based pay, but excludes any payments made under the Company’s long term cash bonus awards program.

2.5 Change in Control Event means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as defined in accordance with this Section.

In order for a Change in Control Event to occur with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the Change in Control Event must relate to the Company for which the Participant is providing services, the Company that is liable for payment of the Participant’s Deferral Account (or the Company and all affiliated companies liable for payment, if more than one), as identified by the Committee in accordance with Reg. §1.409A-3(i)(5)(ii)(A)(2), or another corporation, identified by the Committee in accordance with Reg. §1.409A-3(i)(5)(ii)(A)(3), which is a majority shareholder of the Company or is in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the Company for which the Participant is providing services or the Company that is liable for payment of the Participant’s Deferral Account.

In determining whether an event is a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) below, and the person or group acquires additional stock of the Company, the acquisition of additional stock by the person or group shall not be considered to cause a “change in the ownership” of the Company.

(b) A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii) The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c) A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

2.6 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.7 Commissions means the total remuneration earned by an Eligible Employee for the Plan Year where a substantial portion of the services provided by the Eligible Employee to the Company consist of the direct sale of a product or service to an unrelated customer of the Company, plus remuneration paid by the Company to the Eligible Employee which consists of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, and payment of the remuneration is either contingent upon the Company receiving payment from an unrelated customer for the product or services or, if applied consistently to all similarly situated Eligible Employees, is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Company before the closing of the sales transaction. Commissions shall also include remuneration which is not otherwise a Bonus (as defined in Section 2.4), but which is designated by the Company as one or more incentive payments made under the Company’s sales compensation plans as part of the total remuneration earned by an Eligible Employee.

2.8 Committee means the Compensation Committee of the Board. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.9 Company means Novell, Inc., a corporation organized under the laws of the state of Delaware, any successor of Novell, Inc., and any affiliate thereto designated by the Committee as a participating employer.

2.10 Compensation means the total of the employee’s Base Salary, Commissions and Bonuses for the Plan Year. For purposes of this Plan Compensation excludes all other forms of remuneration from the Company for services, including by way of illustration, but not limited to, special incentive payments, non-standard or ad-hoc bonuses, restricted stock payments, proceeds from stock options, stock appreciation rights, severance payments, moving expenses, car or other special allowances, or any other amounts included in an Eligible Employee’s taxable income on account of the Eligible Employee’s employment relationship with the Company.

2.11 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which deferred Compensation amounts, Company Matching contributions, and net income (or losses) thereon, are credited.

2.12 Deferred Compensation Agreement means an agreement entered into by a Participant and the Company to reduce the Participant’s Compensation described in Section 3.4 for a specified period and contribute such amounts to the Plan, in accordance with Article III.

2.13 Disability means, when determining a distribution right applicable to a Pre-409A Account, the term “disability” (or any similar term) as defined in the Company’s long-term disability program and which results in payments to the Participant under such program.

For benefits which become payable under this Plan on account of disability and which are not attributable to any Pre-409A Account, the term disability means a condition which causes the Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall also be deemed disabled if (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Participant has been receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (ii) the Participant has been determined to be to be totally disabled by the Social Security Administration.

2.14 Effective Date means the January 1, 2005, the effective date of the restatement of this Plan to comply with the requirements of Code §409A.

2.15 Employee means an individual who provides personal services to the Company as a common law employee of the Company. An individual who provides services to the Company only as an independent contractor (as determined in the sole discretion of the Committee) or only as a member of the Board shall not be deemed an Employee for purposes of this Plan.

2.16 Eligible Employee means an Employee who is either (i) designated in writing by the Committee as eligible to participate in the Plan, or (ii) eligible to participate in the Novell 401(k) Plan, designated in writing by the Committee as eligible to participate in the Plan and either a Vice President (or more senior officer) of the Company or an Employee whose Base Salary equals or exceeds $150,000. Effective January 1, 2002, Eligible Employee means an Employee who is either (iii) identified by the Committee (or one or more persons designated by the Committee for that purpose) as eligible to participate in the Plan, or (iv) eligible to participate in the Novell 401(k) Plan, identified by the Committee (as provided in (iii) above) as eligible to participate in the Plan and whose Base Salary plus Commissions for the Plan Year is or is expected to be equal to or in excess of $200,000 (as indexed each year thereafter under IRC §401(a)(17)). For purposes of calculating whether an Employee’s Base Salary plus Commissions will satisfy the minimum required amount for the Plan Year the Plan may anticipate or estimate the amount of Commissions an Employee may reasonably expect to be paid. Except as otherwise provided in Section 3.1 (concerning an Employee who ceases to be an Eligible Employee) and Section 3.3 (in connection with an Employee who first becomes an Eligible Employee), an Employee’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of such Plan Year. Notwithstanding the foregoing, the Committee may determine in writing that an otherwise Eligible Employee shall not be eligible to participate in this Plan.

2.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.18 Hardship means, with respect to distribution on account of hardship of amounts attributable to the Participant’s Pre-409A Account, an unforeseeable and unanticipated emergency which is caused by an event beyond the control of the Participant and which creates a severe financial need for the Participant. The emergency must result from (a) an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent; (b) loss of the Participant’s property due to casualty; (c) imminent foreclosure of or eviction from the Participant’s primary residence; (d) the need to pay for medical expenses, including non-refundable deductibles and prescription drug medication, (e) funeral expenses of a family member of the Participant; or (f) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except in extraordinary circumstances, the purchase of a home or the payment of college tuition are not unforeseeable emergencies.

For a distribution of all other amounts on account of hardship, “hardship” shall mean an unforeseeable emergency causing severe adverse financial consequences to the Participant which result from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code §152, without regard to §§152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except as otherwise provided in this paragraph, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

2.19 Insolvent means the Company is (i) unable to pay its debts as they become due, or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.20 Investment Fund or Funds mean the investment funds designated by the Committee as the basis for determining the investment return to the allocated Participants’ Deferral Accounts. The Committee may change the Investment Funds at such times as it deems appropriate.

2.21 Novell 401(k) Plan means the Novell, Inc. 401(k) Retirement and Savings Plan.

2.22 Participant means an Eligible Employee who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer compensation pursuant to the Plan.

2.23 Plan means the Novell, Inc. Deferred Compensation Plan, as set forth in this document, as amended from time to time.

2.24 Plan Year means, through October 31, 2000, the Company’s fiscal year. The Plan Year commencing November 1, 2000, shall be a short year and shall end December 31, 2000. The following Plan Year shall commence January 1, 2001, and shall continue through and end as of December 31, 2001. Thereafter the Plan Year shall be the calendar year. The short Plan Year for the period November 1, 2000 through December 31, 2000 shall not trigger any election right or any other right of the Participant to modify any deferral election or choice made effective November 1, 2000.

2.25 Post-409A Amount or Amounts means all amounts deferred to and payable from the Participant’s Deferral Account under this restated Plan which are not Pre-409A Amounts.

2.26 Pre-409A Amount or Amounts means all amounts deferred to and payable from the Participant’s Deferral Account under this restated Plan, which accrued before the January 1, 2005 effective date, including all earnings credited thereon after the effective date. In applying this provision amounts deferred shall be deemed accrued on the date when first credited to the Participant’s Deferral Account, except that amounts credited on or after January 1, 2005 shall nevertheless be deemed credited prior to that date, if the Participant to whose Deferral Account the amount is credited had a legally binding right prior to January 1, 2005 to be paid the amount, the right was earned and vested, and the amount would have been paid to the Participant, but for the provisions of a prior Deferred Compensation Agreement of the Participant directing deferral of the amount to this Plan. A right to be paid an amount was earned and vested prior to January 1, 2005 only if the amount was not subject to a substantial risk of forfeiture (as defined in I.R. Reg. §1.409A-1(d)) or a requirement to perform further services for the Company.

2.27 Retirement Age means, while employed by the Company, attaining age 55 with 10 Years of Vesting Service, or attaining age 65.

2.28 Specified Employee means a common law employee of the Company who on the date he or she separates from employment has been determined to be a Specified Employee as of the most recent Specified Employee Effective Date, because on the immediately prior Specified Employee Identification Date he or she was (i) an officer of the Company having Specified Employee Compensation greater than $130,000, (ii) a 5% owner of the Company (within the meaning of Code §416(I)(1)(B)(i)), or a 1 percent owner of the Company having Specified Employee Compensation of more than $150,000 (within the meaning of Code §416(i)(1)(B)(ii). In no event shall more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the employees in the Company) be deemed Specified Employees on any Specified Employee Identification Date. The $130,000 amount in clause (i) above shall be adjusted from year to year in the same manner provided under Code §415(d).

An employee who is designated on a Specified Employee Identification Date as a Specified Employee shall be deemed a Specified Employee as of the Specified Employee Effective Date and for the 12 month period immediately following.

2.29 Specified Employee Compensation means, solely for purposes of determining whether an employee is a Specified Employee under Section 2.24, the total compensation (as defined in Section 7.01(b) of the Novell 401(k) Plan) paid or payable to the employee for the Plan Year containing the Specified Employee Identification Date.

2.30 Specified Employee Effective Date means the first day of the fourth month immediately following the Specified Employee Identification Date.

2.31 Specified Employee Identification Date means December 31.

2.32 Year of Vesting Service means, with respect to a Participant, a “year of vesting service” as credited to such Participant under the Novell, Inc. Employee Retirement and Savings Plan or any successor plan thereto.

ARTICLE 3

PARTICIPATION

3.1 Eligibility. An Eligible Employee of the Company shall participate in the Plan only to the extent and for the period that the Eligible Employee is selected by the Committee and is a member of a select group of management or highly compensated employees as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. An individual who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year for any reason other than separation from employment, death or disability (a “disqualifying event”) shall be permitted to terminate immediately his participation in the plan by notifying the Committee in writing within 60 days of the disqualifying event of his election. In the absence of an election within this period the individual shall continue to participate in the Plan with respect to any Deferred Compensation Agreements in effect for such Plan Year, but shall not be permitted to enter into any new Deferred Compensation Agreements with the Company unless and until the individual again becomes an Eligible Employee. An individual who is an Eligible Employee and who has participated in the Plan for the Plan Year ended December 31, 2001, shall be permitted to continue to participate for the Plan Year commencing January 1, 2002, if so elected by the Eligible Employee, without regard to whether the Eligible Employee satisfies the new eligibility requirements of Section 2.12 effective January 1, 2002. The Eligible Employee may continue to participate for each Plan Year thereafter, so long as no break in participation occurs and the Eligible Employee otherwise continues to satisfy the requirements of this Section 3.1.

From and after the Effective Date an Employee whose Base Salary plus Commissions for the Plan Year (and anticipated Base Salary plus Commissions in the succeeding Plan Year) will equal or exceed the dollar limit under IRC §401(a)(17), as indexed and increased each Plan Year thereafter) shall also be an Eligible Employee. An Employee’s initial compliance with the foregoing requirements and status as an Eligible Employee shall be determined by the Committee at least semi-annually. For purposes of calculating whether an Employee’s Base Salary plus Commissions will satisfy the minimum required amount for the Plan Year the Committee may anticipate or estimate the amount of Commissions an employee may reasonably expect to be paid, even though such amounts may be contingent on events which have not yet and may not occur. An Employee who is an Eligible Employee as of the first day of the Plan Year but who ceases to be an Eligible Employee during the Plan Year for any reason other than separation from employment, death or disability (a “disqualifying event”) shall continue to participate in the Plan for the remainder of the Plan Year with respect to any Deferred Compensation Agreements in effect for the Plan Year, but deferral of the Participant’s Compensation shall cease as of the end of that Plan Year and the Participant shall not be permitted to continue deferral of Compensation or enter into any new Deferred Compensation Agreements with the Company unless and until the Employee again becomes an Eligible Employee.

3.2 Participation. An Eligible Employee who participates in the Plan may elect to defer under an agreement described in Section 3.4 the receipt of Compensation subsequently earned by the Eligible Employee. The Eligible Employee may make his or her election in accordance with Section 3.3. The Company shall withhold amounts deferred by the Participant in accordance with this election. The Participant’s deferred amounts shall be credited to the Deferral Account as provided in Article V and distributed in accordance with Article VI. An election to defer receipt of Compensation shall continue in effect for a given Plan Year unless the Participant separates from employment.

From and after the Effective Date an election to defer made by an Eligible Employee shall only apply to Compensation first earned in the following Plan Year. Notwithstanding the foregoing, if the Employee is determined to be an Eligible Employee for the first time on a semi-annual or other date applied by the Committee during a Plan Year, the Eligible Employee may make his or her initial deferral election within 30 days after the date he or she becomes eligible to participate. The deferral election shall apply to Compensation paid during the same Plan Year, but only to the extent it constitutes Compensation paid for services performed after the election. A Participant who incurs a disqualifying event and ceases to be an Eligible Employee and defer Compensation, but who again becomes an Eligible Employee may participate in the Plan and make a new election to defer Compensation first earned in the following Plan Year. A former Eligible Employee who has again become an Eligible Employee during the Plan Year may recommence participation as of July 1, provided he or she has made a new deferral election no later than June 30. The election shall apply to Compensation paid during the same Plan Year, but only to the extent it constitutes Compensation paid for services performed after June 30 and only if the Eligible Employee has not been eligible to defer Compensation to the Plan at any time during the 24 month period ending on the date the Employee again becomes eligible to participate in the plan.

3.3 Election Procedure. An election to defer Compensation under an agreement described in Section 3.4 shall be made through any electronic media acceptable to the Committee. The election must be properly completed and delivered electronically to the Company prior to the first day of the Plan Year for which Compensation shall be earned, provided, however, that an individual who becomes an Eligible Employee for the first time on or after the first day of a Plan Year but prior to the first day of the third calendar quarter within the Plan Year shall be permitted to make an election to defer Compensation that will be earned on and after the first day of the third calendar quarter by completing and delivering a Deferred Compensation Agreement prior to that date. An Eligible Employee may also elect to participate and defer Compensation by executing a written Deferred Compensation Agreement on a form and in the manner prescribed by the Committee. A written election must nevertheless be completed, executed and submitted to the Committee no later than the times specified above for electronic elections in order to be valid for the applicable Plan Year or shorter period. With respect to the Plan Year commencing November 1, 2000, each Eligible Employee participating in the Plan on that date and each Eligible Employee who may commence participating as of that date shall have a one-time election in advance to determine and elect the amount of Compensation which may be deferred under the terms of this Plan for the period November 1, 2000, to December 31, 2001. A Participant may not change or alter any election made for this period on account of the short Plan Year ending December 31, 2000. The election made for the short Plan Year shall continue and apply automatically for the Plan Year commencing January 1, 2001.

3.4 Deferred Compensation Agreement. A Deferred Compensation Agreement shall remain in effect for the entire Plan Year and for each Plan Year thereafter, unless amended as permitted under Section 3.1 or Section 3.5. The Deferred Compensation Agreement shall be applicable only to the components of Compensation described in paragraphs (a) through (c) earned after the date on which the Agreement is effective. For the short Plan Year period commencing November 1, 2000, and ending December 31, 2000, and the subsequent Plan Year period commencing January 1, 2001, and ending December 31, 2001, each Eligible Employee participating in the Plan as of November 1, 2000, shall have a one-time, irrevocable election in advance to determine and elect the amount of Compensation which may be deferred under the terms of this Plan for the entire period from November 1, 2000, to December 31, 2001.

From and after the Effective Date the Eligible Employee’s election under the Deferred Compensation Agreement shall become irrevocable as of December 31 for all Compensation amounts elected to be deferred in the following Plan Year and shall remain in effect for the entire Plan Year and for each Plan Year thereafter, unless amended as permitted under Section 3.1 or Section 3.5. A Deferred Compensation Agreement made by the Eligible Employee upon determination of eligibility during the Plan Year shall be irrevocable for the remainder of the Plan Year immediately upon delivery by the Eligible Employee to the Plan or Committee. The Deferred Compensation Agreement shall be applicable only to the components of Compensation described in paragraphs (a) through (c) earned after the date on which the Agreement is effective.

The Deferred Compensation Agreement shall set forth the percentage of Compensation that shall be deferred for the Plan Year, subject to the following:

(a) Base Salary. A Participant shall be permitted to defer up to a maximum of 75% of Base Salary earned in a Plan Year.

(b) Bonus. A Participant shall be permitted to defer up to a maximum of 75% of Bonuses earned and paid with respect to a Plan Year.

(c) Commissions. A Participant shall be permitted to defer up to a maximum of 75% of all Commissions paid in the Plan Year.

(d) Computation of Deferral. Deferral elections shall be computed after deduction for any other deferred compensation plan sponsored by the Company, including the Stock-Based Deferred Compensation Plan, but before taking into account any reduction in taxable income by salary reduction under Code Section 125 or 401(k), or under this Plan.

(e) Minimum Deferral. The Committee may, in its discretion, establish a minimum deferral amount for a given Plan Year, which may be expressed as a dollar amount or percentage. The minimum deferral amount may be determined as an aggregate amount of all deferrals from Compensation or as individual amounts from each component of Compensation eligible for deferral.

(f) Hardship Withdrawal Request. All deferrals with respect to a Plan Year shall cease in the event the Committee approves a request for Hardship withdrawal for that Plan Year. No cessation of deferrals shall affect any limit established pursuant to Section 3.4(d) above, and no deferral amounts so reduced or not made shall be required to be made in addition to any future deferrals that are not affected by such Hardship request.

Notwithstanding the foregoing, no Deferred Compensation Agreement shall be effective with respect to a Plan Year to the extent the amount deferred with respect to such Plan Year results in the Participant receiving, on a pre-tax basis, less than the Social Security taxable wage base in effect for such Plan Year after taking into account all deferrals under all Company-sponsored plans.

From and after the Effective Date the Eligible Employee’s election to defer Compensation (whether electronic or written) on the Deferred Compensation Agreement shall also include an election by the Employee as to the time and form of distribution which will apply to the Compensation (and earnings) in the Deferral Account subject to the deferral election. If the Eligible Employee fails to make or include an election as to time or form of distribution on the Deferred Compensation Agreement and the deferral election has become irrevocable, then the Employee shall be deemed to have elected distribution of the Deferral Account in the applicable default payment form described in Article VI upon separation from employment.

3.5 Irrevocable Elections. A Participant’s Deferred Compensation Agreement cannot be amended by the Participant and, except as provided in Section 3.1 and this Section 3.5, is irrevocable.

A Participant may amend his Deferred Compensation Agreement to increase or reduce the rate of deferral (including termination of deferral) one time during any Plan Year. The amendment shall become effective as of the first day of the Plan Year following the Plan Year in which the amendment is made and submitted to the Company. The amendment shall comply with the election procedures set forth in Section 3.3. The Company reserves the right to modify any Deferred Compensation Agreement to reflect a change in Plan provisions or for administrative convenience.

A Participant’s Deferred Compensation Agreement shall become null and void upon the Participant’s separation from employment with the Company, and no Compensation that may be payable after the Participant separates from employment with the Company and otherwise would be subject to such Agreements shall be deferred under this Plan.

From and after the Effective Date a Participant’s Deferred Compensation Agreement shall become irrevocable on December 31 (if not irrevocable earlier as provided in Section 3.4) and cannot be amended by the Participant and except as provided in this Section 3.5. A Participant may amend his or her Deferred Compensation Agreement to increase or reduce the rate of deferral (including termination of deferral) one time during a Plan Year. The amendment shall become effective as of the first day of the Plan Year following the Plan Year in which the amendment is made and submitted to the Company and shall apply, as amended to all Compensation earned in the following Plan Year. The amendment shall comply with the election procedures set forth in Section 3.3. An adjustment during the Plan Year to the effective deferral percentage elected by the Participant due to a revision of the Participant’s Commissions-based Compensation under the written policy of the Company governing payment of Commissions shall not be deemed a change in the Participant’s irrevocable Deferred Compensation Agreement election for the Plan Year.

At the time the Participant submits his or her amended Deferred Compensation Agreement the Participant may also elect to amend the time and manner of distribution of the portion of the Deferral Account consisting of the Post 409A Account.

3.6 Community and Marital Property. The spouse of a Participant may have a community or marital property interest in the Participant’s Deferral Account which the spouse may pass to a third party upon his or her death. If it is intended that a spouse relinquish his or her community or marital property interest in the Participant’s Deferral Account, the spouse must execute a waiver in which he or she clearly states an intention to relinquish his or her rights under community or marital property law with respect to the Deferral Account. A spouse’s consent to a Participant’s designation of a non-spouse Beneficiary is not sufficient to effect such a waiver. A spouse may also be awarded all or any portion of the Participant’s Deferral Account through issuance of a domestic relations order which meets the requirements of Code §414(p)(1)(B).

ARTICLE 4

COMPANY CONTRIBUTIONS

4.1 Matching Contributions. The Company shall contribute to the Participant’s Deferral Account in the Plan an amount equal to 100% of up to 4% of each Participant’s Compensation that is deferred under this Plan, reduced by any Company matching contributions allocated to the Participant’s matching contribution account under the Novell 401(k) Plan during the Plan Year. The contribution made pursuant to this Section 4.1 shall be credited to the Deferral Account of the appropriate Participant as provided in Article V and distributed in accordance with Article VI, subject to the distribution election of the Participant made pursuant to Section 6.2.

From and after the Effective Date any increase in the amount of the Company matching contribution to this Plan for the Plan Year due to a reduction in the amount of the matching contribution made by the Company to the Participant’s matching contribution account under the Novell 401(k) Plan during the Plan Year shall never exceed the amount of the reduction.

4.2 Vesting. A Participant’s interest in (i) the Compensation deferred to his or her Deferral Account pursuant to Sections 3.2 through 3.4 of the Plan, (ii) any matching contributions made to the Participant’s Deferral Account in the Plan for a Plan Year in accordance with Section 4.1 of the Plan, and (iii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.6 of the Plan, shall be at all times fully vested and nonforfeitable.

ARTICLE 5

PARTICIPANT ACCOUNT BALANCES

5.1 Establishment of Accounts. The Committee may select an independent record keeper who will establish and maintain a Deferral Account on behalf of each Participant. Contributions and net income (or losses) will be credited to such accounts in accordance with the provision of this Article.

5.2 Bookkeeping. Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Deferred Compensation. The Committee will credit to a Participant’s Deferral Account any amount deferred by the Participant as soon as practicable following the pay period to which such amount would have been paid to the Participant absent a Deferred Compensation Agreement.

5.4 Crediting Matching Contributions. As of the end of each Company payroll period, the Committee shall credit to Participants’ Deferral Accounts the amount of any matching contributions made by the Company pursuant to Section 4.1; provided, however, that the Committee may, in its discretion, credit matching contributions less frequently, but not less than annually, as the Committee may deem necessary or appropriate in furtherance of proper Plan administration.

5.5 Establishment of Investment Funds. The Committee will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to a Participant’s Deferral Account. The Committee may change the number, identity or composition of the Investment Funds from time to time.

Each Participant will indicate the Investment Funds to which contributions under Sections 5.3 and 5.4 and any existing Deferral Account balance are to be credited. Investment Fund elections must be made in 1% increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Fund election periodically and in such manner as the Committee may specify.

5.6 Crediting Investment Results. No less frequently than as of the last day of each quarter, a Participant’s Deferral Account balance will be increased or decreased to reflect investment results. Deferral Accounts will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any investment or management fees; however, the Committee reserves the right to calculate the investment return based on the Investment Funds’ respective rate of return.

5.7 Notification to Participants. The Committee shall notify each Participant with respect to the status of such Participant’s Deferral Account as soon as practicable after the end of a quarter, but in no event less than once for each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Deferral Account at any time will equal or exceed the amount previously allocated or contributed thereto.

ARTICLE 6

DISTRIBUTION OF ACCOUNTS

6.1 Distribution in the Event of Hardship. Prior to a distribution under Section 6.2, 6.3 or 6.4, payment of all or a portion of a Participant’s vested Deferral Account attributable to the Pre-409A Account may be made only in the event of Hardship. The amount of any Hardship distribution will not exceed the amount required to meet the Hardship, including any taxes or penalties due on the distribution. A Hardship distribution shall be made in a single lump sum cash payment as soon as practicable after the Committee approves the Hardship withdrawal request.

Whether a Participant is faced with an unforeseeable emergency permitting a hardship distribution from his or her Pre-409A Account is to be determined by the Committee based on the relevant facts and circumstances of each case, and shall be subject to the following additional rules.

(a) A distribution on account of unforeseeable emergency may not be made to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or by cessation of deferrals under the plan. The Committee will have sole discretion to determine whether a Hardship condition exists and the Committee’s determination will be final.

(b) A Participant must submit a written request for a Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must:

(i) describe and certify the Hardship condition and the severe financial need; and

(ii) state whether the Participant requests a withdrawal of all or a portion of his vested Deferral Account to meet the severe financial need.

The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Compensation amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Compensation for the remainder of the Plan Year in which a Hardship is approved by the Committee.

Whether a Participant is faced with an unforeseeable emergency permitting a hardship distribution from all other amounts in his or her Deferral Account shall be determined by the Committee based on the relevant facts and circumstances of each case, and shall be subject to the following additional rules.

(c) A distribution may not be made to the extent the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, (to the extent the liquidation of assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The Committee may designate separately (subject to the limitations of this Section) one or more specific types of unforeseeable emergency that will or will not qualify for hardship distribution.

(d) A distribution under this Section shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The determination of distribution amount must also take into account any additional Compensation that is available to the Participant due to cancellation of the Participant’s deferral election upon payment of the hardship distribution. The Committee’s determination of the hardship distribution amount need not take into account any additional compensation that is available to the Participant from the Novell 401(k) Plan or any other qualified plan (as defined in I.R. Reg.§1.409A-1(a)(2)) sponsored by the Company or an affiliate, including any amount available by obtaining a loan under the Novell 401(k) Plan, or that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan sponsored by the Company.

With respect to any Post-409A Amounts in the Participant’s Account, distribution of such amounts prior to any designated distribution date under Sections 6.2 through 6.4, shall only occur in the event of an unforeseeable emergency, as defined hereafter. A Participant who experiences an unforeseeable emergency may petition the Committee to receive a partial or full payout from the Plan of his Post-409A Amounts. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Post-409A Amounts, calculated as of the close of business immediately preceding the payout date, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the unforeseeable emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent the unforeseeable emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Participant’s Post-409A Amounts, the payout date shall be the date on which the Committee approval occurs. The payout shall be distributed to the Participant in a lump sum no later than 60 days after that date. In the event of Committee approval of a payout, the Participant’s outstanding deferral elections under the Plan shall be cancelled. A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from the Novell 401(k) Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3).

An unforeseeable emergency exists whenever the Committee determines there has been a severe financial hardship of the Participant resulting from:

(e) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code §152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof),

(f) a loss of the Participant’s property due to casualty, or

(g) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

6.2 Distribution Upon Separation on or after Retirement Age. A Participant who separates from employment with the Company on or after attaining Retirement Age shall receive his vested Deferral Account at the time and in the manner elected by the Participant. An election regarding the time and manner of payment of the Participant’s vested Deferral Account balance (including all future years’ contributions) shall be made at the time the Participant first commences participation in the Plan and may be amended thereafter at the election of the Participant, provided that any amendment will only be valid if made concurrent with the Participant’s most recent election to defer Compensation under Section 3.3.

(a) Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) according to the advance election of the Participant, which shall be no earlier than 45 days after but not later than 120 days following separation from employment on or after attaining Retirement Age, provided however, if the Participant’s separation from employment occurs during the last trimester of any calendar year, the date of distribution shall not occur prior to the next following January 1st. If the Participant has not made or has no valid election in effect at the time of separation from employment on or after Retirement Age, distribution shall commence during the time period specified in the previous sentence.

For all Post 409A Amounts in the Participant’s Deferral Account, the time of payment shall be that specified by the Participant in the Deferred Compensation Agreement executed prior to deferral of the amounts, or as amended in the manner permitted under Sections 3.5 and 6.10. Permitted payment times for all Post 409A Amounts shall include the date on which there is a separation from employment, the date of attainment of Retirement Age, and any other fixed date specified by the Participant, which may include a date following separation from employment or attainment of Retirement Age. The Participant may designate the commencement date to be the earlier or later of the fixed date and the separation from employment.

(b) Manner of Payment. A Participant’s vested Deferral Account will be paid according to the advance election of the Participant, either in a lump sum cash payment or substantially equal installments. Installment payments may be made annually, semi-annually, quarterly, monthly, or semi-monthly over any fixed period from two to 25 years. However, no payment period may elected which would extend beyond the joint life expectancy of the Participant and his or her spouse. Effective January 1, 2009, if no valid election has been made by the Participant and the vested Deferral Account is less than $100,000 at the time payment would commence, distribution will be made in a single lump sum payment at the earliest possible time permitted under (a) above. If no election has been made by the Participant and the vested Deferral Account is $100,000 or more at the time payments would commence, distribution will be made in five annual installment payments commencing at the earliest possible time permitted under (a) above. With respect to distributions in the form of installment payments, each installment payment shall be treated as part of a single payout, made over a number of years.

For all Post 409A Amounts in the Participant’s Deferral Account, the manner of payment shall be that specified by the Participant in the Deferred Compensation Agreement executed prior to deferral of the amounts, or as amended in the manner permitted under Sections 3.5 and 6.10. Manner of payment may include lump sum and/or all installment payments otherwise permitted in this subsection. In the absence of any valid distribution election by a Participant the default distribution rules in the preceding paragraph shall apply.

(c) Value of Deferred Account Balance. The value of a Participant’s Deferral Account to be distributed shall be determined as of the date a payment is made, and shall be charged with distributions and adjusted for gains and losses, through such date. To the extent payment shall be made in installments, the amount of the installment for a particular month may be adjusted to take into account the value of the Participant’s Deferral Account (as adjusted) and the number of remaining months over which the installments payments are to be made.

(d) Installment Method Payment Calculation. Based on the installment frequency elected, the amount of each installment payment due to a Participant shall be calculated by multiplying the balance in the Participant’s Deferral Account as of the close of business on the most recent valuation date by a fraction, the numerator of which is one and the denominator of which is the remaining number of installment payments due to the Participant. The amount of the first installment payment shall be calculated as of the close of business on the valuation date immediately prior to commencement of the installment payments. The same installment payment calculation method shall apply until the Deferral Account has been exhausted. Any adjustment in payment amount due to fluctuation in earnings on the Account shall be made with the final payment.

6.3 Distribution Upon Separation Prior to Death or Attaining Retirement Age. A Participant who separates from employment with the Company on or after November 1, 2000, but prior to attaining Retirement Age for any reason other than death shall receive amounts credited to his Deferral Account and in which he has a nonforfeitable interest in a lump sum cash payment or in substantially equal installments over the period designated by the Participant in his most recent distribution election, commencing as soon as administratively feasible following the date of separation from employment, but in no event earlier than 45 days after or later than 120 days following separation from employment, provided however, if the Participant’s separation from employment occurs during the last trimester of any calendar year, the date of distribution shall not occur prior to the next following January 1st. For purposes of this Section 6.3, the value of a Participant’s Deferral

Account to be distributed shall be determined as of the date the payment is made, and shall be credited with interest through such date. To the extent payment shall be made in installments, the amount of the installment may be adjusted to take into account the value of the Participant’s Deferral Account (as adjusted) and the number of remaining payment periods over which the installments payments are to be made.

6.4 Distribution Upon Death. In the event a Participant dies prior to receiving all of his or her vested Deferral Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s vested Deferral Account in the form of lump sum cash payment no earlier than 45 days after but not later than 120 days following the date the Committee is provided with written proof of the Participant’s death, provided however, if the Participant’s death occurs during the last trimester of any calendar year, the date of the lump sum cash payment shall not be prior to the next following January 1st. If the Participant was in pay status on the date of death the Plan shall continue to make any periodic payments which may be due prior to the lump sum cash payment. For purposes of this Section 6.4, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with interest through such date and, in the case of a Participant who dies while employed with the Company, any deferred amounts that would have been credited to the account if the Participant had continued employment with the Company through such date.

6.5 Distribution Upon a Change in Control Event. In the event of the occurrence of a Change in Control Event all Post 409A Amounts in the Participant’s Deferral Account shall commence to be paid (in the manner of payment elected by the Participant with respect to the Post 409A Amount) as of the first day of the month immediately following completion of all events which constitute the Change in Control Event. The Committee shall determine and declare the occurrence of the Change in Control Event and notify all Participants accordingly. The occurrence of a Change in Control Event shall not act to accelerate payment of any Post 409A Amounts which are already being paid according to an existing distribution election.

6.6 Cash Payments Only. All distributions under the Plan will be made in cash by check.

6.7 Disability. For the purposes of Sections 6.2 and 6.3, in the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant first becomes eligible for benefits under the Company’s long-term disability plan as then in effect.

6.8 Separation From Employment. For purposes of this Article VI a separation from employment with the Company shall occur on the resignation, discharge, death, retirement, failure to return to active work at the end of an authorized leave of absence or the authorized extension(s) thereof, failure to return to active work when duly called following a temporary layoff, or upon the happening of any other event or circumstance which, under the then current policy of the Company results in the termination of the employer-employee relationship. Separation from Employment shall not be deemed to occur merely because of a transfer between the Company and any affiliate, regardless of whether the affiliate is a participating employer in this Plan.

From and after the Effective Date a separation from employment shall also occur whenever the Company and the Participant reasonably anticipate that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant would perform after that date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for fewer than 36 months). A Participant whose employment with the Company ceases but who is re-employed by the Company prior to the expiration of 45 days from the last date of employment and who will perform services for the Company at a level which is more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for fewer than 36 months) shall not be deemed to have a separation of employment.

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing, provided that the period of leave does not exceed 6 months, or if longer, so long as the Participant retains a right to re-employment with the Company under Company a policy, an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to re-employment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

6.9 Delay in Distribution for Specified Employees. With respect to Post-409A Amounts in the Deferral Account of a Participant who is also a Specified Employee as of the date of his or her separation from employment, a payment on account of a separation from employment may not be made before the date that is six months after the date of separation from employment (or, if earlier than the end of the six-month period, the date of death of the Specified Employee). The Plan will not treat a Participant who is not a Specified Employee as of the date of his or her separation from employment as subject to this requirement, even if the Participant would have become a Specified Employee had the Participant continued to provide services through the next Specified Employee Effective Date. A Participant who is treated as a Specified Employee as of the date of his or her separation from employment will be subject to the delay in distribution requirement even if the Participant would not have been treated as a Specified Employee after the next Specified Employee Effective Date, had the Specified Employee continued providing services through the next Specified Employee Effective Date.

The delay in payment rules of this Section do not apply to any payment made (i) pursuant to a domestic relations order, (ii) on account of a conflict of interest, or (iii) to comply with any requirement for the payment of employment taxes.

The Committee may, in its sole discretion, elect to accumulate all payments to which a Specified Employee would otherwise be entitled during the payment delay period following the date of separation from employment and pay the accumulated amount on the first day of the seventh month following the date of the separation from employment, or simply delay by six months the commencement of the payments which would otherwise have been paid. The Committee’s decision shall be applied to all Participants in a uniform and non-discriminatory manner, and shall not consider either directly or indirectly any preference or election of the Participant. The date on which the delayed payment commences will be treated as a fixed payment date for all purposes under this Plan, once the separation from employment has occurred.

6.10 Change in Time or Form of Distribution. With respect to Post-409A Amounts a Participant may change the time or form of payment from the Deferral Account by submitting an election form to the Committee in accordance with the following criteria:

(a) The election shall not take effect until at least 12 months after the date on which the election is made;

(b) The new date for commencement of payment of the Participant’s Post-409A Amounts shall be at least 5 years after the date that would otherwise have been applicable to the payment; and

(c) The election must be made at least 12 months prior to the date that would otherwise have applied.

A Participant’s election to change the time or form of payment shall not be considered to be made until the date on which the election becomes irrevocable. The election shall become irrevocable no later than the date that is 12 months prior to the distribution date that would otherwise have been applicable to the Participant’s Account. Subject to the requirements of this Section 6.2(b), the Election Form most recently accepted by the Committee that has become effective, shall govern the form of payout of the Participant’s Account.

If the form of the distribution previously elected by the Participant is an installment payout, then for purposes of determining the effect of the change made by the Participant, each installment payment shall be treated as part of a single payout, commencing with the first payment and made over the number of years elected.

6.11 Temporary Rule to Change or Revise Existing Distribution Elections. Notwithstanding the provisions in Sections 3.5 and 6.10 the Committee may, to the extent permitted by such

Notices and other guidance issued by the Internal Revenue Service and/or Treasury, provide a limited period in which a Participant may make a new distribution election, or revise an existing distribution election, with respect to Post-409A Amounts by submitting a revised election on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election(s) made by a Participant, and accepted by the Committee, in accordance with this Section shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code _409A or the Plan. If any distribution election submitted by a Participant in accordance with this Section either (i) relates to an amount that would otherwise be paid to the Participant in the Plan Year in which the election is made, or (b) would cause an amount to be paid to the Participant in the Plan Year in which the election is made, such election shall not be effective.

ARTICLE 7

PLAN ADMINISTRATION

7.1 Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Amendment or Termination. The Compensation Committee of the Board may amend all or any provision of this Plan, and may terminate the Plan in its entirety, at any time and for any reason. No amendment or termination of the Plan will reduce any Participant’s Deferral Account balance as of the effective date of such amendment or termination. Upon termination of the Plan, a Participant’s Deferral Account shall become fully vested and shall be distributed to the Participant in a lump sum within 120 days of such termination.

7.3 Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure described in this Article VII and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.4 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.5 Claims Procedure. Claims under the Plan shall be presented to the Committee or its designated representative pursuant to procedures established and approved by the Committee, which may include electronic means. Notice of the disposition of a claim shall be furnished to the Participant no later than 90 days after the application is submitted. In the event the claim is denied, the reasons for the denial shall be specifically set forth in a notice in language calculated to be understood by the Participant. Pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant may perfect the claim shall be provided. In addition, the Participant shall be furnished with an explanation of the Plan’s claim review procedure.

7.6 Claims Review Procedure. Any Participant whose benefit claim submitted pursuant to Section 7.5 has been denied (whether in full or in part) shall be entitled to request further consideration to his or her claim by filing an appeal with the Committee, which may be in the form of a request for reconsideration. The request, together with a written statement of the reasons why the Participant believes the appeal should be allowed, shall be filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 7.5. The Committee shall conduct the review of the appeal. The Committee, in its sole discretion, may order a hearing at which the Participant may be represented by an attorney or any other representative of his choosing and at which the Participant shall have an opportunity to submit written and oral evidence and arguments in support of the claim. During the appeal review period or at the hearing (upon five business days prior written notice to the Committee) the Participant or his or her representative shall have an opportunity to review all documents in the possession of the Plan and the Committee which are pertinent to the claim at issue and its disallowance. A final decision on the claim shall be made by the Committee within 60 days of receipt of the appeal unless (i) because of special circumstances there has been an extension of 60 days which has been communicated in writing to the Participant; or (ii) a hearing is held, in which event the final decision shall be made within 120 days of receipt of the appeal. The communication containing the Committee’s decision shall be in writing and shall be written in a manner calculated to be understood by the Participant. The communication shall include specific reasons for the Committee’s decision and specific references to the pertinent Plan provisions on which the decision is based. The communication shall also inform the Participant of the limitation on any further action by the claimant set forth in Section 7.7.

7.7 Limitations of Actions on Claims. The delivery to the Participant of the final decision of the Committee with respect to a claim for benefits under Section 7.5 which has been reviewed and considered under the appeal procedures of Section 7.6 shall commence the period during which the Participant may bring legal action under ERISA for judicial review of the Committee’s decision. No civil action with respect to the claim for benefits or the subject matter thereof may be commenced by the Participant, whether such action is pursued through litigation, arbitration or otherwise, prior to the completion of the claims and claims review process set forth in Sections 7.5 and 7.6, nor following the expiration of two years from the date of delivery of the final decision of the Committee to the Participant under Section 7.6.

ARTICLE 8

MISCELLANEOUS

8.1 Funding. Such amounts as the Committee deems necessary or appropriate to fund the obligation to pay Deferral Accounts will be held in trust by an independent third party trustee selected by the Committee, and as such are earmarked to pay benefits under the terms of the Plan. The Committee will direct the Company to make periodic contributions to the trust at such times and in such amounts as the Committee deems appropriate.

Trust assets cannot be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company with respect to the payment of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

8.2 Non-alienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor a court order regarding the payment of alimony or other support payments, or the establishment of community property or other marital property rights, to the extent required by law. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

8.3 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.4 Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this amended and restated Novell, Inc. Deferred Compensation Plan as of the 30th day of December, 2008.

NOVELL, INC.

By	/s/ Alan J. Friedman
Its:	SVP Human Resources, Novell, Inc
Senior Vice President, Human Resources on Behalf of the Compensation Committee